Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172256) pertaining to the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings and its Subsidiaries and the Nielsen Holdings 2010 Stock Incentive Plan of our reports dated March 1, 2011 with respect to the consolidated financial statements and schedules of Nielsen Holdings N.V. (the “Company”), and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/    ERNST & YOUNG LLP

New York, NY

March 1, 2011